Exhibit 10.37

AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and between ProActive Capital Resources Group LLC, (the "Consultant") and IC Isaacs & Co. (the "Client") on November 1, 2010.

W I T N E S S E T H:

WHEREAS, the Consultant  located at 420 Lexington Avenue, Suite 300, New York, NY 10170 operates a strategic advisory, investor relations & public relations firm with a website located at www.ProActiveNewsRoom.com (the "Website"); and

WHEREAS, the Client is a public company whose securities are listed for trading on OTCMarkets under the trading symbol ISAC; and

WHEREAS, the Client desires to utilize the services of the Consultant in connection with its business operations;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

           The Consultant shall provide to the Client the following services: (the "Consulting Services"):

The ProActive Digital Strategies Program:
1)	ProActive Newsroom (Schedule A);
2)	Social Media Marketing and Optimization (Schedule B);
3)	Email marketing and Syndicated Web Distribution (Schedule C).

In performance of these duties, the Consultant shall provide the Client with the benefits of its best judgment and efforts.  It is understood and acknowledged by the Parties that the value of the Consultant's advice is not measurable in any quantitative manner, and that the Consultant shall not be obligated to spend any specific amount of time doing so. It is expressly understood that the Client grants no actual or express authority on behalf of the Client hereunder to Consultant.

Notwithstanding anything to the contrary herein or in Schedules A, B, C, hereto, the Consultant hereby expressly acknowledges and agrees that no information or materials concerning the Client or its business may be posted on the Website or the Client’s Micro Site or distributed through PRISM or otherwise disseminated by or on behalf of the Consultant in any manner, including via any blog or other social media format, without the express written approval of the Client.

           Effective as of the date hereof the Client hereby engages the Consultant to provide to it the Services on a month-to-month basis commencing on November 1, 2010, with contract being cancelable by either party with 30-days written notice (the “Term”).

           As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Term, the Client shall pay to the Consultant a monthly fee in the amount of $2,000.00 in cash, with the first payment due upon signing and each remaining payment due on the 1st of each month during the Term, and two million (2,000,000) shares of common stock, restricted under Rule 144, due and earned upon signing.  All compensation, once earned, shall be unencumbered, non-cancelable and non-assessable.  For any shares issued as part of this agreement, the Client shall furnish Consultant with an opinion of legal counsel, if required, to remove any and all restrictive legends on the shares at no cost to the Consultant.

 The Client agrees to the following:

 The Client will disclose to the Consultant any and all information  the Client deems pertinent and necessary to the Consulting Services to be performed hereunder; and

 The information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

Each party agrees to hold private and confidential all confidential information of the other party and neither party, without the prior written consent of the other, shall divulge, disseminate, communicate or otherwise disclose any confidential or proprietary information of the other party except to the extent required by law, regulation or any judicial or regulatory authority. Confidential information includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain.  For the avoidance of doubt, the parties hereto acknowledge and agree that only publicly available information shall be distributed or disseminated in connection with the provision of the Consulting Services hereunder and under no circumstance will any confidential information be distributed or disseminated in connection therewith.

Each party agrees to indemnify and hold harmless the other party and its affiliates against any legal action arising from any breach of this Agreement by the indemnifying party.  Such indemnification shall include payment of judgments, if any, and costs of legal representation and court costs, if any.

The Client hereby represents and warrants to the Consultant that his Agreement has been duly authorized, executed and delivered by the Client and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

The Consultant hereby represents and warrants to the Client that his Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.  Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties.  Any failure by a party to enforce any rights hereunder shall not be deemed a waiver of such rights.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. The parties agree that any suit, action or proceeding between the parties hereto arising out of or relating in any manner to the Agreement shall be instituted exclusively in the federal or state courts located in the State of New York.

If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

ProActive Capital Resources Group, LLC

By:	/s/ Jeffrey Ramson
	Name:	Jeffrey Ramson
	Title:	President

IC Isaacs & Co.

By:	/s/ Robert Stec
	Name:	Robert Stec
	Title:	Chief Executive Officer

SCHEDULE A

ROACTIVE NEWSROOM – OUR INTEGRATED DIGITAL MEDIA PLATFORM

a.Perform a Corporate Baseline Report, which includes social media audit and company website analysis;

b.Create a company-specific “Landing Page” at www.proactivenewsroom.com, which will function as the central hub for all corporate news and developments, social media accounts, news feeds and market data that includes:

❑Professionally prepared ProActive Corporate Profile and Overview, including a link to your website, product(s), and/or service(s), and company contact information;

❑Company-specific Search Engine Optimization (see separate document for details);

❑Intraday stock quote and chart, including multiple news feeds such as Yahoo! and Google finance;

❑Corporate/industry-related videos that are embedded directly on the page;

❑Relevant social investing and financial media links for articles/report coverage on the Web;

❑A company-specific blog;

❑Relevant downloadable files, including corporate presentations, profile reports, stock research reports, etc.;

❑Social media coverage for the company at sites such as Twitter, Facebook, LinkedIn, YouTube, etc, including embedded feeds for any corporate social media feeds that the company has established.

c.Establish a social media presence on Wikinvest, Facebook, Linked-In, Twitter, Google Buzz and other relevant social media sites, and work with management on how to best utilize;

d.Enhance distribution of news releases and major corporate developments via NewsRoom website and company’s specific blog site (Search Engine Optimized) and social media channels;

e.Maintain opt-in email service (managed by Google FeedBurner) to provide free updates to anyone who submits their information on  company’s landing page and provide them with free updates on news releases, articles, videos, reports, etc.

SCHEDULE B

 PROACTIVE SOCIAL MEDIA MARKETING AND OPTIMIZATION

STEP 1: ANALYSIS – Provide detailed Social Media Audit Report with recommendations

a.	In-depth analysis of your company’s social media presence:

❑Social Networks (Twitter, Facebook, LinkedIn, etc)

❑Social Bookmarking Sites (Digg, StumbleUpon, Mixx, etc)

❑Blogs

b.	In-depth analysis of your company’s content being promoted via social media

STEP 2: EXECUTION – Optimize social media content and distribution channels

·	Account Management

oCreation and maintenance of all your company’s social media profiles on various networks

oNetwork expansion - Identify industry / thought leaders and add these targets to your company’s social network

·	Content Promotion

oPost your company’s content on all major social networking platforms

oContinually increase the audience on these networks

oContinually research additional channels for promoting your company’s content

·	Social Media Monitoring

oCompile, analyze and review the ongoing conversations that are occurring about your company on the Web

oParticipate in the conversations if desired

oRevise strategy based on the information obtained

STEP 3: REPORTING -

a.	Detailed report of all Social Media Optimization activities for the month

b.	Recommendations on how to adapt / modify / intensify aspects of the campaign

SCHEDULE C

PROACTIVE EMAIL MARKETING AND SYNDICATED WEB DISTRIBUTION SERVICES

ProActive offers an online content distribution service that enables our clients to reach individual and institutional investors through our email database (100,000+), as well as the placement of company-sponsored articles across a trusted network of prominent financial publishers and online portals.  As part of this program, we will:

a.Develop 300 – 500 word news articles (video optional) – prepared by industry-experienced professional writers

b.Identify appropriate financial publishers for syndication – we target investors following your company’s sector, technology and stage of development

c.Implement online syndication campaign – among hundreds of the most prominent online financial publishers

d.Track the results of the campaign and generate client metrics – we provide detailed monthly analytics to demonstrate effectiveness and to assist in directing future distribution

e.Through select technology partners, we will:

❑	provide weekly investor alerts on your company to tens of thousands of subscribers;

❑	connect with thousands of active, on-line micro-cap investors, via relevant investor forums